NEWS RELEASE

BIOLASE NAMES ALEXANDER K. ARROW, M.D. CHIEF MEDICAL OFFICER

Dr. Arrow to be Responsible for Clinical Research and Development,
Regulatory and Quality Affairs

IRVINE, CA (September 2, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, today announced that Alexander K. Arrow, M.D. has been named to the newly-created position of Chief Medical Officer, effective immediately. Dr. Arrow had been the Company’s President and Chief Operating Officer since 2013 and was a member of the Board of Directors from 2010 to 2014. In a separate announcement to be made later this morning, the Company will announce the appointment of its permanent President and Chief Executive Officer.

Prior to coming to BIOLASE, from 2012 to 2013, Dr. Arrow was Chief Medical and Strategic Officer of Circuit Therapeutics Inc., a privately-held neurological device company. From 2007 to 2012, Dr. Arrow was the Chief Financial Officer and Medical Director of Arstasis Inc., a cardiology device manufacturer.

Dr. Arrow will lead the Company’s clinical development programs, continue to run the Regulatory/Quality Affairs, Clinical Education & Research departments, and work directly with BIOLASE’s new Dental Professional Advisory Board, noted Chief Executive Officer Jeffrey M. Nugent. He also noted that Dr. Arrow will continue to be active in the Company’s investor relations programs.

“Alex is an important member of our leadership team and we believe he will bring great value working directly with clinicians, given his knowledge of BIOLASE and our industry and his extensive medical training and background,” Nugent said. “Additionally, Alex will play an important role in broadening our technology and product portfolio and furthering our results in clinical development. I can think of no one better than Alex to lead our effort to recruit clinical investigators and manage all the stakeholders needed to create the clinical trial lineup we want.”

Dr. Arrow said, “I have been honored to serve as a board member and as President and Chief Operating Officer of BIOLASE over these last four years. With Jeff as our CEO, the most effective use of my time will be to ensure that our Regulatory and R&D programs, the Advisory Board, and external clinical investigators are all working to ensure the timeliness of research studies, and our new products and indications.”

From 2002 to 2007, Dr. Arrow headed medical technology equity research at Lazard, a global investment bank, where he provided research coverage on BIOLASE, among other companies.

Dr. Arrow graduated magna cum laude from Cornell University with a Bachelor’s of Science degree in biophysics. He also has a medical doctorate degree from Harvard Medical School.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry and medicine and offer benefits and value to healthcare professionals and their patients. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 26,000 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Rene Caron
Allen & Caron
949-474-4300
rene@allencaron.com